Exhibit 99.1

Xencor Renegotiates XmAb®5871 Agreement with Amgen; Regains All Rights and Plans Clinical Development in Rare Autoimmune Disease

Focusing development on rare autoimmune disorder IgG4-related disease (IgG4-RD)

Ongoing Phase 1b/2a clinical trial on track to report topline results by end of 2014

Conference call today at 5:00 p.m. EDT

MONROVIA, Calif. — October 28, 2014 — Xencor, Inc. (NASDAQ: XNCR), a clinical-stage biopharmaceutical company developing engineered monoclonal antibodies for the treatment of autoimmune diseases, asthma and allergic diseases, and cancer, today announced that it has regained all development and commercial rights to XmAb®5871 by seeking and obtaining a termination of the prior option and collaboration agreement and executing a new right-of-first-negotiation agreement with Amgen. XmAb5871 is a first-in-class monoclonal antibody containing Xencor’s proprietary immune inhibitor XmAb Fc domain that targets FcγRIIb to inhibit B-cell function.  XmAb5871 is currently in a Phase 1b/2a clinical trial in patients with moderate-to-severe rheumatoid arthritis (RA) and topline results are expected by the end of 2014. The company is planning clinical development in multiple autoimmune diseases where B-cell inhibition shows promise, including IgG4-related disease.

“We determined that even with positive data following completion of the ongoing Phase 1b/2a trial in rheumatoid arthritis, refocusing our development plan on other autoimmune diseases would align better with Xencor’s strategy to develop therapies for diseases with the highest unmet need,” said Bassil Dahiyat, Ph.D., president and CEO of Xencor.  “We approached Amgen to end the original collaboration to allow Xencor the freedom to pursue alternative clinical and commercial paths.  Amgen agreed, provided we grant them a right of first negotiation for a license to XmAb5871.  We plan to start clinical testing in IgG4-related disease in 2015.  We do not plan on starting a Phase 2b rheumatoid arthritis trial in 2015.”

B-cell inhibition, an XmAb5871 mechanism demonstrated in Phase 1 clinical testing, represents a promising approach for the treatment of IgG4-related disease due to the likely role of IgG4-positive plasma cells and physician experience with B-cell intervention to date.  IgG4-related disease is a rare fibro-inflammatory autoimmune disorder that impacts approximately 10,000-20,000 patients in the United States.  IgG4-related disease affects multiple organ systems and is characterized by the distinct microscopic appearance of diseased organs, including the presence of IgG4-positive plasmablast cells that is required for diagnosis.  This objective diagnostic criterion is atypical for autoimmune diseases and offers advantages for accurately identifying patients.  There are currently no approved therapies for this newly recognized disorder and corticosteroids are the current standard of care treatment.

Under the original agreement entered in December 2010, Amgen held an option to an exclusive worldwide license of XmAb5871 following the completion of a pre-defined Phase 2 study in rheumatoid arthritis.  Xencor has been leading all clinical development of XmAb5871 to date.  The new agreement announced today requires Xencor to first discuss with Amgen any proposed license prior to seeking other partners.  This right expires upon the earlier of the initiation of Phase 3 clinical testing of XmAb5871, a change of control of Xencor, or October 2019.

Dr. Dahiyat added, “This agreement enables Xencor to regain rights to our Phase 2 asset and pursue what we feel is a stronger clinical development plan while maintaining our previously stated financial expectation that we will have sufficient cash to fund research and development programs and operations through 2016.  We expect to have 2014 year-end cash and cash equivalents of approximately $54 million. “

Conference Call and Webcast

Xencor will host a conference call today at 5:00 p.m. EDT to discuss this announcement. The live call may be accessed by dialing (855) 433-0932 for domestic callers or (484) 756-4280 for international callers, and providing the conference ID number 28125261. A live webcast of the conference call will be available online from the investor relations section of the Company’s website at www.xencor.com. The webcast will be archived on the company website for 30 days.

About Xencor, Inc.

Xencor is a clinical-stage biopharmaceutical company developing engineered monoclonal antibodies for the treatment of autoimmune diseases, asthma and allergic diseases, and cancer. Currently, seven candidates are in clinical development internally and with partners that have been engineered with Xencor’s XmAb® technology. Xencor’s internally-discovered programs include XmAb5871, in Phase 1b/2a clinical trials for the treatment of rheumatoid arthritis and lupus, XmAb7195 in Phase 1 development for the treatment of asthma, and XmAb5574/MOR208 which has been licensed to Morphosys AG and is in Phase 2 clinical trials for the treatment of acute lymphoblastic leukemia, non-Hodgkin lymphoma and chronic lymphocytic leukemia. Xencor’s XmAb antibody engineering technology enables small changes to the structure of monoclonal antibodies resulting in new mechanisms of therapeutic action. Xencor partners include Merck, Janssen R&D LLC, Alexion, Boehringer Ingelheim and MorphoSys.

For more information, please visit www.xencor.com.

Forward Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the U.S. securities laws, including statements associated with Xencor’s research and its expectations regarding future therapeutic and commercial potential of Xencor’s technologies, programs, drug candidates and intellectual property related to Xencor’s XmAb technology.  Because such statements are subject to risks and uncertainties, including risks associated with the process of discovering, developing and commercializing drugs that are safe and effective, actual results and the timing of events may differ materially from those expressed or implied by such forward-looking statements.  These and other risks concerning Xencor’s programs and technology are described in additional detail in Xencor’s

SEC filings.  These forward-looking statements speak as of the date on which they were made, are based upon Xencor’s current expectations and involve assumptions that may never materialize or may prove to be incorrect.  Xencor disclaims any intention or obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

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